UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 27, 2012 Autoliv, Inc. (the “Company”) issued a press release announcing that the Board of Directors has elected Mr. Bo Andersson to the Board for a term effective February 24, 2012 until the 2013 Annual Meeting of the Stockholders. Mr. Andersson fills a vacancy on the Board and with his election the Board will be composed of a total of 10 members.

Mr. Andersson has entered into the Company’s form of indemnification agreement, a copy of which has been filed as Exhibit 99.i on Form 10-K (File No. 001-12933, filing date February 23, 2009).

Mr. Andersson has, for the last three years, been President and CEO of the GAZ Group, the leading manufacturer of commercial vehicles in Russia with sales of $4.4 billion in 2011. GAZ is a customer of Autoliv. Autoliv had approximately $3.3 million in total sales to GAZ in 2011, which was 0.04% of the Company’s turnover and 0.08% of GAZ’s sales. Autoliv’s Board has determined Mr. Andersson is “independent” according to the New York Stock Exchange’s rules and regulations.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated February 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOLIV, INC.
Date: February 27, 2012
	By:	/s/ Lars A. Sjöbring
	Name:	Lars A. Sjöbring
	Title:	Group Vice President – Legal Affairs General Counsel and Secretary